Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter and Full Year 2019 Financial Results and Updates 2020 Guidance

Goleta, California, February 25, 2020 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month and twelve-month periods ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Total revenue of $78.9 million
•	Inogen One G5® units accounted for over 40% of total unit volume in the period
•	Limited launch of the Inogen Tidal Assist® Ventilator (TAV®) product in December 2019
•	As of December 31, 2019, the Company had 329 inside direct-to-consumer sales representatives and 17 outside physician sales representatives

Full Year 2019 Highlights

•	Record total revenue of $361.9 million, up 1.1% versus 2018
•	Record units sold of 201,100, an increase of 1.3% versus 2018
•	Launch of the innovative Inogen One G5 portable oxygen concentrator
•	Acquisition of New Aera to expand the Company’s product portfolio and addressable market

“While 2019 was a challenging year, revenue increased 8.2% over the prior year, excluding the previously disclosed large national provider who buys through our private label partner, to whom sales decreased $20.4 million from the prior year, and excluding the $3.1 million foreign exchange impact,” said Chief Executive Officer, Scott Wilkinson. (See accompanying tables for reconciliation of GAAP and non-GAAP measures.)

“In addition, we believe we took steps during 2019 to improve our operational execution and financial performance in 2020, including optimizing our direct-to-consumer salesforce, launching the Inogen One G5, and initiating our commercial plan for our newly acquired Tidal Assist Ventilator.”  Mr. Wilkinson also added, “I want to reiterate our belief that the need and patient preference for our best-in-class portable oxygen concentrators remains strong and we believe that the market continues to be underpenetrated.”

Fourth Quarter 2019 Financial Results

Total revenue for the three months ended December 31, 2019 declined 8.8% to $78.9 million from $86.5 million in the same period in 2018. This was in line with the mid-point of our preliminary, unaudited revenue estimate provided on January 13, 2020. Results for each revenue channel were also in line with the preliminary, unaudited estimates previously provided. Direct-to-consumer sales declined 2.8% to $35.8 million in the fourth quarter of 2019 versus $36.8 million in the same period in 2018. This decline was primarily due to an approximate 31% reduction in average sales representative headcount and slightly lower average selling prices compared to the same period in 2018. The reduction in headcount and average selling prices were mostly offset by an increase in productivity from the remaining sales representatives. Given the increase in productivity in the fourth quarter of 2019, the Company remains optimistic in its ability to grow direct-to-consumer sales in 2020 by continuing the more measured, planned expansion of its sales and rental intake teams.

Domestic business-to-business sales in the fourth quarter of 2019 declined 18.9% to $20.6 million from $25.4 million in the same period in 2018, primarily due to unfulfilled orders as of December 31, 2019. Inogen also had a decline in orders from the previously disclosed large national provider who is a customer of Inogen’s private label partner. Specifically, this provider accounted for revenue of $0.3 million in the fourth quarter of 2019, down from $2.1 million in the fourth quarter of 2018.

International business-to-business sales in the fourth quarter of 2019 declined 7.7% (5.1% decline on a constant currency basis) to $17.1 million from $18.5 million in the comparative period in 2018. The decline was primarily driven by tender uncertainty in certain European regions and currency headwinds. The Company believes that when the tender issues are resolved, demand will normalize for Inogen products in those countries.

Rental revenue in the fourth quarter of 2019 was $5.4 million compared to $5.8 million in the fourth quarter of 2018, representing a decline of 6.1%, primarily due to a 5.9% decrease in patients on service.

Total gross margin was 43.0% in the fourth quarter of 2019 versus 50.4% in the comparative period in 2018. Sales gross margin decreased to 43.0% in the fourth quarter of 2019 versus 51.4% in the fourth quarter of 2018, primarily due to higher cost per unit associated with certain manufacturing inefficiencies in the period and product sales mix with increased sales of the Inogen One G5, which was still at a higher cost than the Inogen One G3 during the period. The Company expects the Inogen One G5 to be its lowest cost concentrator to manufacture at scale, which could occur as early as the third quarter of 2020. Rental gross margin increased to 43.3% in the fourth quarter of 2019 versus 36.2% in the fourth quarter of 2018, primarily due to lower depreciation and service expense.

Total operating expense increased to $39.2 million in the fourth quarter of 2019 versus $38.8 million in the fourth quarter of 2018, primarily due to New Aera costs of $1.9 million in intangible amortization, $0.8 million in change in fair value of the earnout liability, and $0.1 million of acquisition-related costs, partially offset by decreased personnel-related expenses. Research and development expense increased to $3.6 million in the fourth quarter of 2019 versus $1.7 million in the comparative period in 2018, primarily associated with $1.9 million in New Aera intangible amortization expense. Sales and marketing expense decreased to $25.5 million in the fourth quarter of 2019 versus $28.3 million in the comparative period in 2018, primarily due to decreased personnel-related expenses associated with the 31% decline in average sales representative headcount and lower advertising costs compared to the same period in 2018. General and administrative expense increased to $10.1 million in the fourth quarter of 2019 versus $8.8 million in the comparative period in 2018, primarily due to a $0.8 million increase in the fair value of the New Aera earnout liability and increased legal fees, partially offset by decreased personnel-related expenses and bad debt expense.

The Company reported an operating loss of $5.3 million for the three months ended December 31, 2019 compared to operating income of $4.8 million in the comparative period in 2018. Adjusted EBITDA for the three months ended December 31, 2019 declined to $2.6 million from $10.5 million in the comparative period in 2018, primarily due to lower gross profit.

In the fourth quarter of 2019, the Company reported income tax benefit of $2.9 million, compared to income tax benefit of $4.2 million in the fourth quarter of 2018. Inogen’s income tax benefit in the fourth quarter of 2019 included $0.1 million of excess tax benefits recognized from stock-based compensation compared to a $6.0 million benefit in the fourth quarter of 2018.

In the fourth quarter of 2019, the Company reported net loss of $1.4 million compared to net income of $10.0 million in the fourth quarter of 2018. Loss per diluted common share was $0.06 in the fourth quarter of 2019 versus earnings per diluted common share of $0.44 in the fourth quarter of 2018.

Cash, cash equivalents, and marketable securities were $209.1 million as of December 31, 2019, up $8.4 million from the third quarter of 2019.  The Company had no debt outstanding as of December 31, 2019.

Financial Outlook for 2020

Inogen is maintaining its full year 2020 total revenue guidance range provided on January 13, 2020 of $385 to $400 million, representing growth of 6.4% to 10.5% versus 2019 full year results. The Company still expects direct-to-consumer sales to be its fastest growing channel with domestic and international business-to-business sales to have a solid growth rate. Inogen expects rental revenue to grow modestly in 2020 compared to 2019, primarily due to an expected increase in patients on service as well as the low, single-digit percent rate increase in 2020 for Medicare beneficiaries.

The Company also expects minimal contribution of the Inogen Tidal Assist Ventilator for revenue in both the domestic business-to-business and direct-to-consumer channels in 2020.

The Company is reducing its full year 2020 GAAP net income guidance range to $14 to $18 million from the range of $25 to $27 million provided on November 5, 2019, compared to 2019 GAAP net income of $21.0 million. This decrease in net income guidance is primarily due to lower revenue estimates than previously expected as well as various manufacturing inefficiencies, particularly in the first quarter of 2020. While the Company does not give quarterly guidance, the Company does expect to have a net loss in the first quarter of 2020. The Company still expects a GAAP effective tax rate of approximately 25%. Net income guidance also assumes $7.8 million in estimated New Aera intangible amortization expense recorded in research and development expense in 2020 compared to $2.9 million in 2019.

Inogen is lowering its guidance range for full year 2020 Adjusted EBITDA to $44 to $50 million from the range of $56 to $58 million provided on November 5, 2019, compared to 2019 Adjusted EBITDA of $43.3 million.

Inogen expects net positive cash flow for 2020 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning February 25, 2020 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on March 3, 2020. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10138970. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; the expected impact of changes implemented in 2019; expectations for all revenue channels for full year 2020; financial guidance for 2020 including revenue, net income, Adjusted EBITDA, intangible amortization costs, GAAP effective tax rates, net cash flow and the need for equity financing; expectations regarding international sales and tender activity; expectations regarding the Inogen One G5, including relative manufacturing costs; expectations regarding TAV revenue in 2020; hiring strategy and related expectations; and manufacturing expectations. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s limited experience in acquiring and integrating new businesses; risks relating to reimbursement coding of the TAV; the possibility that Inogen will not realize anticipated revenue or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products; and intellectual property risks relating to the acquisition of New Aera, including the risk of intellectual property litigation. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2019, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2019 and December 31, 2018. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision (benefit) for income taxes, and certain other infrequently occurring items, such as acquisition-related costs and change in fair value of earnout liability, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

805-879-8205

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	December 31,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$198,037	$196,634
Marketable securities	11,057	43,715
Accounts receivable, net	34,325	37,041
Inventories, net	35,664	27,071
Income tax receivable	2,976	2,655
Prepaid expenses and other current assets	10,160	7,467
Total current assets	292,219	314,583
Property and equipment, net	19,438	22,341
Goodwill	32,954	2,257
Intangible assets, net	77,533	3,755
Operating lease right-of-use asset	5,855	—
Deferred tax asset - noncurrent	14,452	30,130
Other assets	4,888	2,832
Total assets	$447,339	$375,898
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$30,730	$26,786
Accrued payroll	6,215	11,407
Warranty reserve - current	4,923	3,549
Operating lease liability - current	2,014	—
Deferred revenue - current	5,478	4,451
Income tax payable	821	392
Total current liabilities	50,181	46,585
Warranty reserve - noncurrent	7,648	5,981
Operating lease liability - noncurrent	4,702	—
Earnout liability - noncurrent	26,559	—
Deferred revenue - noncurrent	13,541	11,844
Deferred tax liability - noncurrent	87	232
Other noncurrent liabilities	—	832
Total liabilities	102,718	65,474
Stockholders' equity
Common stock	22	22
Additional paid-in capital	263,252	249,194
Retained earnings	81,434	60,484
Accumulated other comprehensive income (loss)	(87)	724
Total stockholders' equity	344,621	310,424
Total liabilities and stockholders' equity	$447,339	$375,898

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue
Sales revenue	$73,473	$80,732	$340,546	$336,015
Rental revenue	5,444	5,799	21,397	22,096
Total revenue	78,917	86,531	361,943	358,111
Cost of revenue
Cost of sales revenue	41,908	39,263	175,974	163,989
Cost of rental revenue, including depreciation of $1,472 and $1,747 for the three months ended and $6,253 and $7,567 for the twelve months ended, respectively	3,087	3,698	14,108	15,542
Total cost of revenue	44,995	42,961	190,082	179,531
Gross profit	33,922	43,570	171,861	178,580
Operating expense
Research and development	3,628	1,742	9,401	7,029
Sales and marketing	25,544	28,265	105,550	95,641
General and administrative	10,071	8,788	37,121	38,018
Total operating expense	39,243	38,795	152,072	140,688
Income (loss) from operations	(5,321)	4,775	19,789	37,892
Other income (expense)
Interest income	835	1,148	4,712	3,259
Other income (expense)	249	(100)	(229)	(696)
Total other income	1,084	1,048	4,483	2,563
Income (loss) before provision (benefit) for income taxes	(4,237)	5,823	24,272	40,455
Provision (benefit) for income taxes	(2,862)	(4,222)	3,322	(11,390)
Net income (loss)	$(1,375)	$10,045	$20,950	$51,845
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	217	(106)	(123)	31
Change in net unrealized gains (losses) on foreign currency hedging	(612)	404	(1,566)	981
Less: reclassification adjustment for net (gains) losses included in net income	76	(291)	872	(577)
Total net change in unrealized gains (losses) on foreign currency hedging	(536)	113	(694)	404
Change in net unrealized gains (losses) on marketable securities	(12)	14	6	17
Total other comprehensive income (loss), net of tax	(331)	21	(811)	452
Comprehensive income (loss)	$(1,706)	$10,066	$20,139	$52,297

Basic net income (loss) per share attributable to common stockholders (1)	$(0.06)	$0.47	$0.96	$2.44
Diluted net income (loss) per share attributable to common stockholders (1)(2)	$(0.06)	$0.44	$0.94	$2.30
Weighted-average number of shares used in calculating net income (loss) per share attributable to common stockholders:
Basic common shares	21,878,004	21,544,202	21,821,104	21,266,696
Diluted common shares	21,878,004	22,600,038	22,241,064	22,514,513

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.
(2)	Due to a net loss for the three months ended December 31, 2019, dilutive loss per share is the same as basic.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue by region and category
Business-to-business domestic sales	$20,571	$25,359	$106,428	$116,581
Business-to-business international sales	17,101	18,526	77,960	77,333
Direct-to-consumer domestic sales	35,801	36,847	156,158	142,101
Direct-to-consumer domestic rentals	5,444	5,799	21,397	22,096
Total revenue	$78,917	$86,531	$361,943	$358,111
Additional financial measures
Units sold	42,600	46,100	201,100	198,600
Net rental patients as of period-end	25,300	26,900	25,300	26,900

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2019	2018	2019	2018
Net income (loss)	$(1,375)	$10,045	$20,950	$51,845
Non-GAAP adjustments:
Interest income	(835)	(1,148)	(4,712)	(3,259)
Provision (benefit) for income taxes	(2,862)	(4,222)	3,322	(11,390)
Depreciation and amortization	4,618	2,774	13,834	11,295
EBITDA (non-GAAP)	(454)	7,449	33,394	48,491
Stock-based compensation	2,199	3,007	9,129	12,790
Change in fair value of earnout liability	810	—	810	—
Adjusted EBITDA (non-GAAP)	$2,555	$10,456	$43,333	$61,281

	Three months ended		Twelve months ended
Non-GAAP provision (benefit) for income taxes and	December 31,		December 31,
effective tax rate	2019	2018	2019	2018
Income (loss) before provision (benefit) for income taxes	$(4,237)	$5,823	$24,272	$40,455
Provision (benefit) for income taxes	(2,862)	(4,222)	3,322	(11,390)
Effective tax rate	67.5%	-72.5%	13.7%	-28.2%

Provision (benefit) for income taxes	$(2,862)	$(4,222)	$3,322	$(11,390)
Non-GAAP adjustments:
Excess tax benefits from stock-based compensation	98	6,002	481	21,227
Provision (benefit) for income taxes (non-GAAP)	$(2,764)	$1,780	$3,803	$9,837

Income (loss) before provision (benefit) for income taxes	$(4,237)	$5,823	$24,272	$40,455
Provision (benefit) for income taxes (non-GAAP)	(2,764)	1,780	3,803	9,837
Effective tax rate (non-GAAP)	65.2%	30.6%	15.7%	24.3%

	Three months ended		Twelve months ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Non-GAAP international constant currency revenue	(using 2018 FX rates)	(using 2017 FX rates)	(using 2018 FX rates)	(using 2017 FX rates)
International revenues (GAAP)	$17,101	$18,526	$77,960	$77,333
Foreign exchange impact	475	300	3,142	(3,175)
International constant currency revenues (non-GAAP)	$17,576	$18,826	$81,102	$74,158

International revenue growth (GAAP)	-7.7%	54.5%	0.8%	39.3%
International constant currency revenue growth (non-GAAP)	-5.1%	57.0%	4.9%	33.7%

	Three months ended		Twelve months ended
	December 31, 2019		December 31, 2019
Non-GAAP adjusted total revenue growth	(using 2018 FX rates)	December 31, 2018	(using 2018 FX rates)	December 31, 2018
Total revenue (GAAP)	$78,917	$86,531	$361,943	$358,111
Non-GAAP adjustments:
Foreign exchange impact	475	—	3,142	—
Large national provider revenue	(261)	(2,050)	(2,529)	(22,926)
Adjusted total revenue (non-GAAP)	$79,131	$84,481	$362,556	$335,185

Total revenue growth (GAAP)	-8.8%		1.1%
Adjusted total revenue growth (non-GAAP)	-6.3%		8.2%